Exhibit 99.1

Date:	August 2, 2011
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS SECOND QUARTER OF 2011 RESULTS

East Rutherford, NJ – August 2, 2011 – Cambrex Corporation (NYSE: CBM) reports second quarter results for the period ended June 30, 2011.

Highlights

-	Reported sales increased by 17.6%, and excluding the impact of foreign currency, sales increased 6.9% compared to the second quarter of 2010.

-	EBITDA was $13.2 million in the second quarter of 2011, an increase of 8.6% compared to $12.1 million in the second quarter of 2010.

-
Debt, net of cash was $75.5 million at the end of the second quarter of 2011, an improvement of $7.1 million during the quarter which includes a positive $0.4 million currency impact on foreign cash balances.

Second Quarter of 2011 Operating Results – Continuing Operations

Sales in the second quarter of 2011 of $67.5 million were 17.6% higher than the second quarter of 2010.  Excluding a 10.7% favorable impact of foreign exchange, reflecting a weaker U.S. dollar, sales increased 6.9%.  The increase is primarily due to higher sales of certain larger custom manufacturing products and higher volumes of generic APIs.  These increases were partially offset by the timing of orders for certain products, lower custom development revenues and lower pricing across several product categories.

Second quarter of 2011 Gross Margin decreased to 28.2% from 31.2% during the second quarter of 2010, with foreign currency unfavorably impacting gross margin by 2.3% in the second quarter of 2011.  Gross margins were negatively impacted by lower pricing partially offset by higher sales and production volumes and lower production costs.

Selling, General and Administrative Expenses in the second quarter of 2011 were $9.2 million compared to $8.2 million in the same period last year.  The increase is primarily due to unfavorable foreign exchange.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Research and Development (“R&D”) Expenses decreased to $2.6 million in the second quarter of 2011 from $2.8 million in the second quarter of 2010.

Operating Profit increased to $7.3 million in the second quarter of 2011 from $6.9 million in the second quarter of 2010.  The increase in Operating Profit was driven primarily by higher sales volumes and lower production costs partially offset by lower pricing and unfavorable foreign exchange.

Net Interest Expense decreased to $0.6 million in the second quarter of 2011 from $1.2 million in the second quarter of 2010.  This decrease is primarily due to the maturing of the Company’s higher fixed interest rate swaps in October 2010.

The Provision for Income Taxes totaled $1.9 million in the second quarter of 2011.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Income from continuing operations for the second quarter of 2011 was $4.8 million or $0.16 per share compared to $3.7 million or $0.12 per share in the second quarter of 2010.

Capital expenditures and depreciation for the second quarter of 2011 were $3.0 million and $5.8 million compared to $2.4 million and $5.2 million in the second quarter of 2010, respectively.

Steven M. Klosk, President and Chief Executive Officer, said, “We are pleased with our second quarter and year to date performance with sales volumes significantly higher year over year.  Similar to the first quarter, we saw increases in revenues for some of our larger custom manufacturing products and continued strong orders for our generic APIs.  Although profit margins were negatively impacted by foreign exchange, tiered pricing arrangements and production inefficiencies at one of our plants, a continued focus on cost reductions helped mitigate those impacts and contributed to our strong cash flow in the quarter.”

Guidance – Continuing Operations

The Company continues to expect that sales for 2011, excluding the impact of foreign currency, will increase between 3% and 7% versus 2010, and that full year 2011 EBITDA will be between $43 and $49 million.  EBITDA guidance is for continuing operations and excludes the impact of any M&A or restructuring activities.  The above guidance does not reflect Cambrex Zenara, which is accounted for using the equity method, and as such is not consolidated into the Company’s results.  Cambrex’s income statement reflects 51% of Cambrex Zenara’s net results as Equity in Losses of Partially-Owned Affiliate.  For 2011, the Company continues to expect Cambrex Zenara to have revenues in the low to mid single digit millions and a small EBITDA loss.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Capital expenditures are expected to be approximately $14 to $17 million and depreciation is now expected to be $22 to $24 million in 2011, a $1 million increase over prior guidance due to foreign exchange.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s second quarter 2011 Form 10-Q is filed with the SEC.

Conference Call and Webcast

The Conference Call to discuss second quarter of 2011 results will begin at 8:30 a.m. Eastern Time on Wednesday, August 3, 2011 and last approximately 45 minutes.  Those wishing to participate should call 1-888-471-3840 for domestic and +1-719-457-2647 for international.  Please use the pass code 1438939 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Wednesday, August 10, 2011 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 1438939 to access the replay.

Forward Looking Statements

This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected performance, especially expectations with respect to sales, gross margins, operating expenses, earnings per share, cash flows, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products.

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2010 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended June 30, 2011 and 2010
(in thousands)

	2011		2010
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$67,484		$57,403
Commissions, Allowances and Rebates	523		376
Net Sales	66,961		57,027

Other	1,421		1,190

Net Revenues	68,382		58,217

Cost of Goods Sold	49,325	73.1%	40,284	70.2%

Gross Profit	19,057	28.2%	17,933	31.2%

Operating Expenses
Selling, General and Administrative Expenses	9,191	13.6%	8,184	14.3%
Research and Development Expenses	2,572	3.8%	2,841	4.9%
Total Operating Expenses	11,763	17.4%	11,025	19.2%

Operating Profit	7,294	10.8%	6,908	12.0%

Other Expenses/(Income):
Interest Expense, net	605		1,171
Other (Income)/Expenses, net	(282)		14
Equity in Losses of Partially-Owned Affiliate	303		-

Income Before Income Taxes	6,668	9.9%	5,723	10.0%

Provision for Income Taxes	1,911		2,057

Income from Continuing Operations	$4,757	7.0%	$3,666	6.4%

Income from Discontinued Operations, Net of Tax	-		1,105

Net Income	$4,757	7.0%	$4,771	8.3%

Basic Earnings per Share of Common Stock:
Income from Continuing Operations	$0.16		$0.12
Income from Discontinued Operations, Net of Tax	$-		$0.04
Net Income	$0.16		$0.16

Diluted Earnings per Share of Common Stock:
Income from Continuing Operations	$0.16		$0.12
Income from Discontinued Operations, Net of Tax	$-		$0.04
Net Income	$0.16		$0.16

Weighted Average Shares Outstanding
Basic	29,419		29,333
Diluted	29,493		29,404

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Six Months Ended June 30, 2011 and 2010
(in thousands)

	2011		2010
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$129,138		$113,558
Commissions, Allowances and Rebates	814		712
Net Sales	128,324		112,846

Other	643		1,464

Net Revenues	128,967		114,310

Cost of Goods Sold	92,455	71.6%	81,884	72.1%

Gross Profit	36,512	28.3%	32,426	28.6%

Operating Expenses
Selling, General and Administrative Expenses	18,279	14.1%	16,980	15.0%
Research and Development Expenses	5,632	4.4%	4,826	4.2%
Total Operating Expenses	23,911	18.5%	21,806	19.2%

Operating Profit	12,601	9.8%	10,620	9.4%

Other Expenses/(Income):
Interest Expense, net	1,178		2,369
Other (Income)/Expenses, net	(285)		17
Equity in Losses of Partially-Owned Affiliate	667		-

Income Before Income Taxes	11,041	8.5%	8,234	7.3%

Provision for Income Taxes	3,429		2,885

Income from Continuing Operations	$7,612	5.9%	$5,349	4.7%

(Loss)/Income from Discontinued Operations, Net of Tax	(146)		1,105

Net Income	$7,466	5.8%	$6,454	5.7%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.26		$0.18
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.01)		$0.04
Net Income	$0.25		$0.22

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.26		$0.18
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.01)		$0.04
Net Income	$0.25		$0.22

Weighted Average Shares Outstanding
Basic	29,433		29,324
Diluted	29,490		29,402

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of June 30, 2011 and December 31, 2010
(in thousands)

	June 30,	December 31,
Assets	2011	2010

Cash and Cash Equivalents	$40,911	$29,614
Trade Receivables, net	38,273	39,025
Inventories, net	67,961	61,408
Prepaid Expenses and Other Current Assets	7,891	5,082
Total Current Assets	155,036	135,129

Property, Plant and Equipment, net	152,057	150,483
Goodwill	40,177	37,694
Intangible Assets, net	4,898	4,687
Investment in Partially-Owned Affiliate	18,878	19,709
Other Non-Current Assets	2,994	4,049

Total Assets	$374,040	$351,751

Liabilities and Stockholders' Equity

Accounts Payable	$19,619	$19,480
Accrued Expenses and Other Current Liabilities	36,926	33,503
Current Portion of Long-term Debt	116,400	-
Total Current Liabilities	172,945	52,983

Long-term Debt	-	115,900
Deferred Income Taxes	18,790	17,893
Accrued Pension and Postretirement Benefits	40,206	43,921
Other Non-Current Liabilities	13,332	13,419

Total Liabilities	$245,273	$244,116

Stockholders’ Equity	$128,767	$107,635

Total Liabilities and Stockholders’ Equity	$374,040	$351,751

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of EBITDA
For the Quarters and Six Months Ended June 30, 2011 and 2010
(in thousands)

	Second Quarter 2011	Second Quarter 2010

Operating Profit	$7,294	$6,908

Depreciation and Amortization	5,878	5,226

EBITDA	$13,172	$12,134

	Six Months 2011	Six Months 2010

Operating Profit	$12,601	$10,620

Depreciation and Amortization	11,603	10,610

EBITDA	$24,204	$21,230

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com